Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Members

WildHorse Resources II, LLC:

We consent to the use of our report dated August 12, 2016, with respect to the consolidated balance sheets of WildHorse Resources II, LLC and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

November 10, 2016